EXHIBIT 21.1

SUBSIDIARIES

1.	Santa Teresa Minerals was formed as a limited liability company organized under the laws of Chile. Santa Teresa Minerals owns interests in the following entities:

Entity	Location	Claims/Mining Properties	Current Ownership Interest
Cia Contractual Casuto	Casuto Project, Los Vilos, Chile	Tauro Uno (1), Tauro Dos (2), Tauro Tres (3), Tauro Cuatro (4)	62.125%
Sociedad Legal Minera Tauro 5	Casuto Project, Los Vilos, Chile	Tauro Cinco (5)	85.215%
Sociedad Legal Minera Tauro 6	Casuto Project, Los Vilos, Chile	Tauro Seis (6)	85.215%
Sociedad Contractual Minera Los Azules	Casuto Project, Los Vilos, Chile	Los Azules 1, Los Azules 2, Los Azules 3	65.125%
Sociedad Contractual Free Gold	Free Gold Project, Marga Marga, Quilpue, Chile	Los Esteros 1, Los Esteros 2, Los Esteros 3, Los Esteros 4, Los Esteros 5	99.900%
Bluestone SA	Anico Project, Illapel, Chile	Anica Copper Mines	20.000%
Teresita uno al veinte Sociedad Legal Minera uno al veinte de Peumo and Los Pinos uno de teinta de Peuno	Los Pinos Project, Rancagua	Teresita uno de veinte, Los Pinos uno de treinta	70.000%